Exhibit 10.96
AMENDMENT NO. 1 TO CREDIT AGREEMENT

      This Amendment No. 1 to Credit Agreement (“Amendment”) is made as of this 27th day of March, 2003 by and between Aspect Communications Corporation, a California corporation (“Company”), the banks party to the Credit Agreement (the “Banks”) and Comerica Bank, as Agent for the Banks (in such capacity, the “Agent”).

RECITALS

      A.     Company, Agent and the Banks entered into that certain Credit Agreement dated as of August 9, 2002 (the “Credit Agreement”) under which the Banks extended (or committed to extend) credit to the Company, as set forth therein.

      B.     Company, Agent and Banks desire to amend the Credit Agreement.

      NOW THEREFORE, Company, Agent and the Banks agree as follows:

      1.     The following definitions set forth in Section 1 of the Agreement are amended to read in their entirety as follows:

“Base Consolidated Tangible Effective Net Worth” shall mean $1,000,000 as of December 31, 2002. On March 31, 2003, Base Consolidated Tangible Effective Net Worth shall increase to $50,000,000, plus (i) one hundred percent (100%) of any gain on any redemption or repurchase of debentures issued under the Indenture for the period commencing January 1, 2003 and ending on March 31, 2003, plus (ii) plus one hundred percent (100%) of any Subordinated Debt issued by Company for the period commencing January 1, 2003 and ending on March 31, 2003, plus, (iii) one hundred percent (100%) of any Initial Subordinated Debt which is converted into equity during the period commencing January 1, 2003 and ending on March 31, 2003, plus (iv) one hundred percent (100%) of the cash proceeds of the issuance of any Equity Interests by Company or any of its Subsidiaries during the preceding fiscal quarter (net of reasonable and customary costs and expenses of issuance); provided, that the net proceeds of the Vista Transaction shall be excluded from this calculation and net proceeds from any sale of Equity Interests by a Subsidiary to the Company shall be excluded from this calculation. Base Consolidated Tangible Effective Net Worth shall increase (but not decrease) as of the last day of each fiscal quarter of Company (commencing June 30, 2003) by an amount equal to (i) seventy five percent (75%) of Consolidated Net Income (if a positive number) for the preceding fiscal quarter, plus (ii) one hundred percent (100%) of any gain on any redemption or repurchase of debentures issued under the Indenture for the applicable fiscal quarter, plus (iii) plus one hundred percent (100%) of any Subordinated Debt issued by Company for the applicable fiscal quarter, plus (iv) one hundred percent (100%) of any Initial Subordinated Debt which is converted into equity during the applicable first quarter, plus (v) one hundred percent

(100%) of the cash proceeds of the issuance of any Equity Interests by Company or any of its Subsidiaries during the preceding fiscal quarter (net of reasonable and customary costs and expenses of issuance); provided, that the net proceeds of the Vista Transaction shall be excluded from this calculation and net proceeds from any sale of Equity Interests by a Subsidiary to the Company shall be excluded from this calculation.

      “Consolidated Tangible Effective Net Worth” shall mean as of any date of determination, commencing December 31, 2002, Consolidated Tangible Net Worth as of such date plus the outstanding principal amount of the Subordinated Debt (excluding, however, the Initial Subordinated Debt) as of such date.

      “Consolidated Tangible Net Worth” shall mean as of any date of determination, the shareholders’ equity of Company and its consolidated Subsidiaries, which shall include, without limitation, all of Company’s or any of Company’s consolidated Subsidiaries’ preferred stock which is issued and outstanding, as of such date determined in accordance with GAAP, less the Intangible Assets of the Company and its consolidated Subsidiaries and less deferred tax assets for stock disqualifying dispositions, all determined as of such date. For purposes of this Agreement, “Intangible Assets” means the amount (to the extent reflected in determining such Net Worth) of (i) all write-ups in the book value of any asset owned by Company and its consolidated Subsidiaries, (ii) loans or advances to Affiliates, (iii) all investments in unconsolidated Subsidiaries of the Company and all equity investments in Persons which are not Subsidiaries of Company and (iv) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible assets.

      “Liquidity Ratio” shall mean as of any date of determination, a ratio the numerator of which is Cash Equivalents as of such date which are not subject to any lien or security interest in favor of any person other than Comercia Bank-California or the Collateral Agent (for the benefit of the Banks), plus Accounts of Company and its Subsidiaries as of such date (net of an allowance for doubtful Accounts) and the denominator of which is current liabilities of Company and its Subsidiaries as of such date, less deferred revenue as of such date as determined in accordance with GAAP, less any Initial Subordinated Debt which would be included as current liabilities in accordance with GAAP as of such date.

      2.     The definition of “Vista Transaction” is added in alphabetical order to Section 1 of the Credit Agreement to read in its entirety as follows:

      “Vista Transaction” shall mean the sale by Company of an aggregate $50,000,000 of the Company’s Series B Redeemable Convertible Preferred Stock (“Shares”) to Vista Equity Partners. The Shares shall initially be convertible into 22,222,222 shares of the Company’s Common Stock (subject to certain anti-dilution protection adjustments). The accounting charges associated with the Vista Transaction include the accrual of the 10% dividend, the accretion of the

125% redemption premium and the amortization of the beneficial conversion feature.

3. Section 7.9 of the Agreement is amended to read in its entirety as follows:

      “7.9     Unrestricted Cash and Liquidity Ratio. Maintain (a) at all times Unrestricted Cash of Company of not less than Fifty Million Dollars ($50,000,000), (b) at all times Unrestricted Cash of Company and its Consolidated Subsidiaries of not less than Eighty Million Dollars ($80,000,000), and (c) as of the end of each fiscal quarter of Company ending during the periods specified below, a Liquidity Ratio of not less than the following amounts:

Fiscal Quarter Ending	Ratio

December 31, 2002	1.10 to 1.0
March 31, 2003	1.10 to 1.0
June 30, 2003	1.10 to 1.0
September 30, 2003	1.10 to 1.0
December 31, 2003	1.15 to 1.0
March 31, 2004	1.25 to 1.0
June 30, 2004	1.25 to 1.0
September 30, 2004, and each fiscal quarter thereafter	1.50 to 1.0

      4.     Section 7.18(a) of the Agreement shall be amended to read in its entirety as follows:

      “(a) With respect to each Foreign Subsidiary which is a Significant Foreign Subsidiary on the Effective Date, and by no later than June 30, 2003, the Company shall promptly execute, or cause to be executed by its Domestic Subsidiaries (to the extent applicable), and delivered to the Collateral Agent a local law Foreign Pledge Agreement encumbering the capital stock or other ownership interests of such Foreign Subsidiary to secure the Indebtedness of the Company;”

      5.     Company desires to repurchase all of the debentures issued under the Indenture (“Repurchase”) and has requested that Agent and Banks consent to the Repurchase. Banks consent to the Repurchase, provided, however, (a) the purchased price for the debentures shall not exceed the face amount plus accrued interest through the date of Repurchase, (b) the Repurchase shall occur on or before August 31, 2003, (c) the Repurchase shall only be made with Company’s existing cash balances, as reported on Company’s most recent financial statements delivered to Banks in accordance with the Credit Agreement, (d) the Repurchase shall not violate the terms and conditions of any other agreement to which the Company is a party, and (e) at the time of the Repurchase no Event of Default shall have occurred and be continuing and, after giving effect to the Repurchase, no Event of Default shall occur or be continuing.

      6.     Company agrees to pay to Agent, for the benefit of Agent and the Banks, on or before the effective date of this Amendment, all fees provided for under that certain fee letter of even date herewith by and between Company and Agent.

      7. This Amendment shall be effective upon execution of the Amendment by Agent, Banks and Company. Notwithstanding anything to the contrary in this paragraph 4, upon the satisfaction of the terms set forth herein the amendments set forth in (a) paragraphs 1 and 2 of this Amendment shall be effective as of December 31, 2002 and (b) paragraph 4 shall be effective as of August 9, 2002.

      8. Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19 and 6.21 through 6.25, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement; and the continuing representations and warranties of the Company set forth in Section 6.20 of the Credit Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Agent by Company in accordance with Section 7.1 of the Credit Agreement.

      9. Except as specifically set forth above, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

      10. Unless otherwise defined to the contrary herein, all capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Credit Agreement.

      11. This Amendment shall be construed in accordance with and governed by the laws of the State of California.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

      WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, individually and as Agent		ASPECT COMMUNICATIONS CORPORATION

By:	/s/ W. B. Murdock	By:	/s/ Gary A. Wetsel

Its:	Vice President	Its:	EVP Finance, Chief Financial Officer, and Chief Administrative Officer

THE CIT GROUP/BUSINESS CREDIT, Inc.

By:	/s/ Thomas Hopkins

Its:	Vice President

COMERICA BANK – CALIFORNIA

By:	/s/ Robert Ways

Its:	Vice President

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